Exhibit 99.1
NEWS RELEASE Contact: William J. Small Chairman, President and CEO (419) 782-5015 bsmall@first-fed.com

For Immediate Release

FIRST DEFIANCE ANNOUNCES 2006
FIRST QUARTER EARNINGS

DEFIANCE, OHIO (April 17, 2006) - First Defiance Financial Corp. (NASDAQ: FDEF) today announced that net income for its first fiscal quarter ended March 31, 2006 totaled $3.85 million, or $0.54 per diluted share, compared to $2.87 million or $0.41 for the first quarter ended March 31, 2005, which represents an increase of 31.7% on a per share basis. Excluding $884,000 of charges recorded in the 2005 first quarter related to the acquisition of ComBanc, Inc. ($575,000, or $0.09 per share after tax), first quarter 2005 core operating earnings were $3.4 million or $0.50 per share. On a core earnings basis, the 2006 amount represents an increase of $406,000, or $0.04 per share or an 8% increase, over the first quarter 2005 excluding the acquisition charges.

“The real driver of our success this quarter was a significant increase in our fee income, particularly deposit fees, and that growth was critical in offsetting increasing pressure to our net interest margin,” commented William J. Small, First Defiance’s Chairman, President and Chief Executive Officer. The first quarter is also the period when we recognize contingent income earned by First Insurance and Investments and that amount was at a record level for us this year.”

Net Interest Income Increased by 16%
Net interest income for the quarter ended March 31, 2006 was $12.3 million compared to $10.6 million, an increase of 16%. Most of the increase is due to the growth in the balance sheet resulting from the April 2005 acquisition of The Genoa Savings and Loan Company as well as a full quarter of income from the ComBanc acquisition which was completed in late January 2005. Interest income increased to $21.7 million for the 2006 quarter compared to $16.4 million in the 2005 first quarter. The growth was entirely attributable to the loan portfolio, where the average balance increased to $1.18 billion in the 2006 first quarter from $982 million in the first three months of 2005. Average loan yields increased to 6.91% from 6.10%. Interest income gains were offset by increases in interest expense, which grew to $9.4 million from $5.8 million. That increase was primarily in interest-bearing deposits, where the average balance increased to $973.7 million from $846.8 million in the year earlier period. The average cost of those deposits increased to 2.84% from 1.89%. Also, First Defiance issued $20 million in trust preferred subordinated debentures in the 2005 fourth quarter at a cost of 90-day LIBOR plus 1.38%. The cost of the subordinated debentures was 5.92% in the 2006 first quarter.

Net interest margin for the quarter ended March 31, 2006 was 3.84%, a slight increase over the 2005 first quarter margin of 3.83%. The primary reason for the period over period increase was the issuance of additional equity as part of the ComBanc acquisition. First Defiance’s average yield on interest earning assets increased to 6.73% for the 2006 first quarter, up from 5.90% for the same period of 2005, an increase of 83 basis points. However, during that same period, the cost of interest-bearing liabilities increased to 3.18% for the 2006 quarterly period, up from 2.31% in 2005, an increase of 87 basis points. As a result, the Company’s interest rate spread has compressed to 3.55% in 2006 compared to 3.59% in 2005. More significantly, the net interest margin declined from 3.92% in the 2005 fourth quarter, due primarily to funding costs increasing by more than asset yields during those periods.

“Margin pressure caused by the flat yield curve is by far the biggest challenge we face, not just at First Defiance but throughout our industry,” said Mr. Small. “Loan growth remains strong in our markets. The biggest obstacle in meeting our earnings goals for the year will be our ability to fund that growth in a cost-effective manner. We have focused significant management resources on growing deposits, especially lower-cost core deposits, but competition for those accounts is intense. Also, customers who have been content to park funds in money market accounts in the low interest rate environment of the last several years are now moving to higher-yielding certificates of deposits as those rates have climbed. While we will continue to manage these accounts in the most effective way possible, we anticipate that our deposit costs will be under pressure for the rest of this year.”

Asset Quality Still Strong
Non-performing assets increased to $7.6 million at March 31, 2006 from $5.4 million at December 31, 2005. The increase was primarily attributable to taking deeds in lieu of foreclosure from a large commercial real estate credit, which increased real estate owned from $404,000 at the end of 2005 to $3.7 million at March 31, 2006. Management has interested buyers and is negotiating sales agreements for a majority of the properties added to REO and does not anticipate any further loss on any of those assets. Non-accrual loans, which are loans contractually past due 90 days, declined to $3.9 million at March 31, 2006 from $5.0 million at December 31, 2005.

“Our non-performing asset ratios have deteriorated some since last quarter but overall our credit quality has actually improved,” said Mr. Small. “Assets classified as substandard or doubtful have declined to $44.4 million at March 31, 2006 from $52.1 million at the end of 2005 and our net charge-offs were just $208,000 or .07% of average outstanding loans (annualized) in the 2006 first quarter compared to $329,000 in last year’s fourth quarter. Our collection efforts continue to be significant with the loan portfolios we acquired with the ComBanc and Genoa acquisitions and those efforts will continue throughout the year. Over time, I expect that we’ll see improvement in all of our asset quality measures. The one relationship that caused the blip in our non-performing assets this quarter was a borrower that owned a number of rental properties and apartments, all of which we believe we’ll be able to sell without any significant additional loss.”

First Defiance’s provision for loan losses for the 2006 first quarter was $383,000 compared to $347,000 in the 2005 first quarter.

Fee Income Key to Improvement
Total non-interest income increased to $4.5 million in the 2006 first quarter, compared with $4.3 million in the same period in 2005. The 2005 amount included gains from sale of investment securities of $621,000 and there were no securities gains in the 2006 first quarter. Excluding those securities gains, non-interest income increased by $875,000 or 24%.

The increase in non-interest income occurred in primarily two areas: deposit fees and insurance commission income. Service fees and other charges increased by $590,000 or 49% in the 2006 first quarter compared to the same period in 2005. The increase was due both to the growth in balances resulting from the 2005 acquisitions and the first quarter 2006 implementation of an overdraft privilege product. Management estimates that the overdraft privilege product will increase total fee income for the year by more than $1.0 million. In the quarter ended March 31, 2006, checking account fees increased by $399,000 over the same period in 2005 and by $145,000 over the 2005 fourth quarter. The overdraft privilege product was not fully implemented until early in March 2006.

Insurance commission income increased to $1.66 million in the 2006 first quarter, up from $1.21 million during the first quarter of 2005. Current period results include a record $539,000 of contingent income that property and casualty insurance companies pay to their agencies based primarily on positive growth trends and favorable claims experience. By comparison, contingent income in the 2005 first quarter was $356,000.

“With margins getting squeezed, growth in non-interest income is absolutely critical to our success,” said Mr. Small. “We are encouraged by the fee income opportunities we have created with our new overdraft privilege product which provides a service that our customers appreciate. We are also pleased with the growth we’re seeing at First Insurance and Investments. While the contingent commission gave us a considerable boost in the first quarter, the fact that our commission income excluding the contingencies is up by over $260,000 from 2005 to 2006, an increase of 30.8%, represents good progress and gives us reason to expect continuing improvement in 2006. Most of the increase was in commission from the sale of investment products, which was just $49,000 in the first quarter of last year compared to $256,000 in this year’s first three months.”

Non-Interest Expenses Up Due to Growth
Non-interest expense increased to $10.7 million for the 2006 first quarter compared to $10.2 million for the same period in 2005. The 2005 amount included $884,000 of acquisition-related charges. Excluding those items, non-interest expense increased by $1.4 million. Approximately $600,000 of the increase was in compensation and benefits, due to the second quarter 2005 acquisition of Genoa Savings and Loan, increased commissions earned by First Insurance agents resulting from revenue growth, merit and cost of living increases which on average were between 3.5% and 4.0%, and added central office staffing. Also, compensation increased $59,000 due to the expensing of stock options beginning in the 2006 first quarter.

Occupancy, Ohio franchise tax, data processing costs and intangible amortization all increased in the first quarter of 2006 compared to the same period in 2005 as a result of the growth over the last 12 months. Also, as a result of the Company’s expansion, advertising and promotional expenses increased from $182,000 to $304,000 between the 2005 and 2006 first quarters.

Balance Sheet Growth
Total assets at March 31, 2006 were $1.48 billion, a slight increase over the $1.46 billion reported at December 31, 2005. Net loans receivable (excluding loans available for sale) were $1.19 billion at March 31, 2006 compared to $1.17 billion at December 31, 2005. Deposits over that time period increased to $1.08 billion at March 31, 2006 from $1.07 billion at December 31, 2005. Total shareholders’ equity increased to $154.0 million at March 31, 2006 compared to $151.2 million at the end of 2005. Also at March 31, 2006, goodwill and other intangible assets totaled $39.0 million compared to $39.2 million at December 31, 2005.

Sound Strategy In Place
“With the first quarter of 2006 behind us, we are confident in our ability to execute our strategic plan,” stated Mr. Small. “Initiatives to increase core deposit accounts and to increase fee income are working; our loan growth remains very strong in a very challenging market; we’ve made progress on improving our asset quality; our efficiency ratio was improved at less than 64% for the quarter; and the integration of our recent acquisitions continues to improve each month.”

“There are real challenges ahead,” continued Mr. Small. “Our margin this quarter of 3.84% may very well be the high point for the year. Our projections in this rate environment suggest that net interest margins will drop to the 3.60% to 3.70% range by the fourth quarter of 2006. Also, mortgage banking remains a big part of our business and, while activity in the mortgage area has picked up over the last couple of months, volumes remain lower than expected and gain on sale margins continue to be squeezed in the face of strong competition.”

“Overall we are optimistic about the year,” concluded Mr. Small. “We have accomplished a great deal already, and we are prepared to address the challenges ahead.”

Conference Call
First Defiance Financial Corp. will host a conference call at 11:00 a.m. (EDT) on Tuesday, April 18, 2006 to discuss the earnings results and business trends. The conference call may be accessed by calling 888-880-1525. The passcode for the conference call is “First Defiance”. The conference identification number for the call is 6721626. Participants should be prepared to provide both the passcode and conference identification number to access the call.

Internet access to the call is also available (in listen-only mode) at the following Web address:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol eventDetails&c=90296&eventID=1236980 (Due to URL length, please copy and paste into browser.)

The audio replay of the Internet Web cast will be available at www.fdef.com until May 30, 2006.

Annual Meeting of Shareholders

First Defiance Financial Corp. will host its Annual Meeting of Shareholders at 1:00 p.m. on Tuesday, April 18, 2006 at the Company’s corporate headquarters at 601 Clinton Street in Defiance. Following the meeting, the audio replay, slide presentation and transcript will be available at the Company’s Web site at www.fdef.com.

About First Defiance Financial Corp.

First Defiance Financial Corp., headquartered in Defiance, Ohio, is the holding company for First Federal Bank of the Midwest and First Insurance & Investments. First Federal operates 25 full service branches and 33 ATM locations in northwest Ohio. First Insurance & Investments is the largest property and casualty insurance agency in the Defiance, Ohio area, also specializing in life and group health insurance and financial planning.

For more information, visit the company’s Web site at www.fdef.com.

-Financial Statements and Highlights Follow-

Safe Harbor Statement

This news release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21 B of the Securities Act of 1934, as amended, which are intended to be safe harbors created thereby. Those statements may include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of First Defiance Financial Corp. and its management, and specifically include statements regarding: future movements of interest rates and particularly 10-year Treasury notes, the production levels of mortgage loan generation, the ability to continue to grow loans and deposits, the ability to benefit from a rising interest rate environment, the ability to sustain credit quality ratios at current or improved levels, the ability to sell REO properties, continued strength in the market area for First Federal Bank of the Midwest, and the ability of the Company to grow in existing and adjacent markets. These forward-looking statements involve numerous risks and uncertainties, including those inherent in general and local banking, insurance and mortgage conditions, competitive factors specific to markets in which the Company and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions and other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission (SEC) filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. One or more of these factors have affected or could in the future affect the Company’s business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurances that the forward-looking statements included in this news release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other persons, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this news release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Consolidated Balance Sheets
First Defiance Financial Corp.

	March 31,	December 31,	March 31,
(in thousands)	2006	2005	2005

Assets
Cash and cash equivalents
Cash and amounts due from depository institutions	$31,582	$44,066	$24,770
Interest-bearing deposits	6,459	5,190	997
	38,041	49,256	25,767
Securities
Available-for sale, carried at fair value	110,659	113,079	130,456
Held-to-maturity, carried at amortized cost	1,697	1,775	2,180
	112,356	114,854	132,636
Loans	1,203,212	1,178,154	1,023,814
Allowance for loan losses	(13,848)	(13,673)	(12,749)
Loans, net	1,189,364	1,164,481	1,011,065
Loans held for sale	4,370	5,282	3,604
Mortgage servicing rights	5,141	5,063	4,386
Accrued interest receivable	6,262	6,207	5,790
Federal Home Loan Bank stock and other interest-bearing assets	17,792	17,544	15,397
Bank Owned Life Insurance	24,583	24,346	18,759
Office properties and equipment	32,943	32,429	28,930
Real estate and other assets held for sale	3,710	404	488
Goodwill	35,084	35,084	29,993
Core deposit and other intangibles	3,937	4,117	3,415
Other assets	4,607	2,015	3,681
Total Assets	$1,478,190	$1,461,082	$1,283,911

Liabilities and Stockholders’ Equity
Non-interest-bearing deposits	$94,515	$103,498	$76,644
Interest-bearing deposits	987,280	966,003	873,942
Total deposits	1,081,795	1,069,501	950,586
Advances from Federal Home Loan Bank	185,449	180,960	156,875
Notes payable and other interest-bearing liabilities	22,355	25,748	19,639
Subordinated debentures	20,619	20,619	-
Advance payments by borrowers for tax and insurance	357	605	187
Deferred taxes	629	795	116
Other liabilities	12,941	11,638	10,372
Total liabilities	1,324,145	1,309,866	1,137,775
Stockholders’ Equity
Preferred stock	-	-	-
Common stock, net	117	117	118
Additional paid-in-capital	109,149	108,628	107,751
Stock acquired by ESOP	(840)	(1,053)	(1,266)
Deferred compensation	(2)	(2)	(3)
Accumulated other comprehensive income (loss)	(574)	(22)	686
Retained earnings	113,856	112,041	107,856
Treasury stock, at cost	(67,661)	(68,493)	(69,006)
Total stockholders’ equity	154,045	151,216	146,136
Total liabilities and stockholders’ equity	$1,478,190	$1,461,082	$1,283,911

Consolidated Statements of Income (Unaudited)
First Defiance Financial Corp.
	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2006	2005
Interest Income:
Loans	$20,047	$14,763
Investment securities	1,343	1,438
Interest-bearing deposits	71	71
FHLB stock dividends	248	165
Total interest income	21,709	16,437
Interest Expense:
Deposits	6,823	3,945
FHLB advances and other	2,147	1,800
Subordinated debentures	298	-
Notes Payable	132	81
Total interest expense	9,400	5,826
Net interest income	12,309	10,611
Provision for loan losses	383	347
Net interest income after provision for loan losses	11,926	10,264
Non-interest Income:
Service fees and other charges	1,791	1,201
Mortgage banking income	734	862
Gain on sale of securities	-	621
Insurance and investment sales commissions	1,660	1,213
Trust income	79	78
Income from Bank Owned Life Insurance	237	177
Other non-interest income	15	110
Total Non-interest Income	4,516	4,262
Non-interest Expense:
Compensation and benefits	6,106	5,512
Occupancy	1,219	1,029
SAIF deposit insurance premiums	35	31
State franchise tax	327	284
Acquisition related charges	-	884
Data processing	914	813
Amortization of intangibles	179	114
Other non-interest expense	1,962	1,579
Total Non-interest Expense	10,742	10,246
Income before income taxes	5,700	4,280
Income taxes	1,848	1,409
Net income	$3,852	$2,871

Earnings per share:
Basic	$0.55	$0.43
Diluted	$0.54	$0.41

Core operating earnings per share*:
Basic	$0.55	$0.52
Diluted	$0.54	$0.50

Average Shares Outstanding:
Basic	7,005	6,656
Diluted	7,182	6,929

* - See Non-GAAP Disclosure Reconciliations

Financial Summary and Comparison
First Defiance Financial Corp.
	Three months ended or at
	March 31,
(dollars in thousands, except per share data)	2006	2005	% change
Summary of Operations

Tax-equivalent interest income (1)	21,853	16,607	31.6
Interest expense	9,400	5,826	61.3
Tax-equivalent net interest income (1)	12,453	10,781	15.5
Provision for loan losses	383	347	10.4
Tax-equivalent NII after provision for loan loss (1)	12,070	10,434	15.7
Securities gains	-	621	(100.0)
Non-interest income-excluding securities gains	4,516	3,641	24.0
Non-interest expense	10,742	10,246	4.8
Non-interest expense-excluding non-core charges	10,742	9,362	14.7
One time acquisition related charges	-	884	NM
Income taxes	1,848	1,409	31.2
Net Income	3,852	2,871	34.2
Core operating earnings (2)	3,852	3,446	11.8
Tax equivalent adjustment (1)	144	170	(15.3)
At Period End
Assets	1,478,190	1,283,911	15.1
Earning assets	1,339,819	1,172,844	14.2
Loans	1,207,582	1,027,418	17.5
Allowance for loan losses	13,848	12,749	8.6
Deposits	1,081,795	950,586	13.8
Stockholders’ equity	154,045	146,136	5.4
Average Balances
Assets	1,459,158	1,235,682	18.1
Earning assets	1,316,096	1,143,549	15.1
Deposits and interest-bearing liabilities	1,292,046	1,096,645	17.8
Loans	1,177,707	982,125	19.9
Deposits	1,065,677	921,196	15.7
Stockholders’ equity	152,602	134,005	13.9
Stockholders’ equity / assets	10.46%	10.84%	(3.6)
Per Common Share Data
Net Income
Basic	$0.55	$0.43	27.9
Diluted	0.54	0.41	31.7
Core operating earnings (2)
Basic	$0.55	$0.52	6.2
Diluted	$0.54	$0.50	7.8
Dividends	0.24	0.22	9.1
Market Value:
High	$28.88	$29.90	(3.4)
Low	25.39	26.00	(2.3)
Close	26.34	26.00	1.3
Book Value	21.51	20.82	3.3
Tangible Book Value	16.61	16.06	3.4
Shares outstanding, end of period (000)	7,165	7,020	2.1
Performance Ratios (annualized)
Tax-equivalent net interest margin (1)	3.84%	3.83%	0.1
Return on average assets --GAAP	1.07%	0.94%	13.6
Return on average assets -- Core Operating	1.07%	1.13%	(5.3)
Return on average equity -- GAAP	10.24%	8.69%	17.8
Return on average equity -- Core Operating	10.24%	10.43%	(1.8)
Efficiency ratio (3) -- GAAP	63.30%	71.04%	(10.9)
Efficiency ratio (3) -- Core Operating	63.30%	64.91%	(2.5)
Effective tax rate	32.42%	32.92%	(1.5)
Dividend payout ratio (basic)	43.64%	51.16%	(14.7)

(1) Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 35%
(2) Core operating earnings = Net income plus after-tax effect of acquisition related and other one-time charges. See Non-GAAP Disclosure Reconciliation
(3) Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains, net and asset sales gains, net.
NM Percentage change not meaningful

Non-GAAP Disclosure Reconciliations
First Defiance Financial Corp.

Core operating earnings are net income adjusted to exclude discontinued operations, merger, integration and restructuring expenses and the results of certain significant transactions not representative of ongoing operations.

	Three months ended
	March 31,
(dollars in thousands, except per share data)	2006	2005
Core Operating Earnings

Net Income	$3,852	$2,871

One-time acquisition related charges	-	884
Tax effect	-	(309)
After-tax non-operating items	-	575
Core operating earnings	$3,852	$3,446

One-time acquisition related charges in 2005 reflect charges associated with the acquisition of ComBanc, Inc. and Genoa Savings and Loan Company.

Core Operating earnings is used as the numerator to calculate core operating return on average assets, core operating return on average equity and core operating earnings per share. Additionally, non-operating items are deducted from non-interest expense in the numerator and non-interest income in the denominator of the core operating efficiency ratio disclosed in the tables. Comparable information on a GAAP basis is also provided in the tables.

Income from Mortgage Banking

Revenue from sales and servicing of mortgage loans consisted of the following:
	Three months ended
	March 31,
(dollars in thousands)	2006	2005

Gain from sale of mortgage loans	$488	$497
Mortgage loan servicing revenue (expense):
Mortgage loan servicing revenue	374	310
Amortization of mortgage servicing rights	(139)	(166)
Mortgage servicing rights valuation adjustments	11	221
	246	365
Total revenue from sale and servicing of mortgage loans	$734	$862

Yield Analysis
First Defiance Financial Corp.
	Three Months Ended March 31,
	2006			2005
	Average		Yield	Average		Yield
	Balance	Interest(1)	Rate(2)	Balance	Interest(1)	Rate(2)
Interest-earning assets:
Loans receivable	$1,177,707	$20,053	6.91%	$982,125	$14,767	6.10%
Securities	114,123	1,481	5.26%	136,650	1,604	4.85%
Interest Bearing Deposits	6,720	71	4.28%	9,942	71	2.90%
FHLB stock	17,546	248	5.73%	14,832	165	4.51%
Total interest-earning assets	1,316,096	21,853	6.73%	1,143,549	16,607	5.90%
Non-interest-earning assets	143,062			92,133
Total assets	$1,459,158			$1,235,682
Deposits and Interest-bearing liabilities:
Interest bearing deposits	$973,650	$6,823	2.84%	$846,829	$3,945	1.89%
FHLB advances and other	185,942	2,147	4.68%	160,814	1,800	4.54%
Other Borrowings	19,808	132	2.70%	14,635	81	2.24%
Subordinated debentures	20,619	298	5.86%	-	-	0.00%
Total interest-bearing liabilities	1,200,019	9,400	3.18%	1,022,278	5,826	2.31%
Non-interest bearing deposits	92,027	-	-	74,367	-	-
Total including non-interest-bearing demand deposits	1,292,046	9,400	2.95%	1,096,645	5,826	2.15%
Other non-interest-bearing liabilities	14,510			5,032
Total liabilities	1,306,556			1,101,677
Stockholders' equity	152,602			134,005
Total liabilities and stockholders' equity	$1,459,158			$1,235,682
Net interest income; interest rate spread		$12,453	3.55%		$10,781	3.59%
Net interest margin (3)			3.84%			3.83%
Average interest-earning assets to average interest bearing liabilities			110%			112%

(1) Interest on certain tax exempt loans and securities is not taxable for Federal income tax purposes. In order to compare the tax-exempt yields on these assets to taxable yields, the interest earned on these assets is adjusted to a pre-tax equivalent amount based on the marginal corporate federal income tax rate of 35%.
(2) Annualized
(3) Net interest margin is net interest income divided by average interest-earning assets.

Selected Quarterly Information
First Defiance Financial Corp.

(dollars in thousands, except per share data)	1st Qtr 2006	4th Qtr 2005	3rd Qtr 2005	2nd Qtr 2005	1st Qtr 2005
Summary of Operations
Tax-equivalent interest income (1)	$21,853	$21,283	$20,079	$18,830	$16,607
Interest expense	9,400	8,535	7,715	6,816	5,826
Tax-equivalent net interest income (1)	12,453	12,748	12,364	12,014	10,781
Provision for loan losses	383	378	368	349	347
Tax-equivalent NII after provision for loan losses (1)	12,070	12,370	11,996	11,665	10,434
Investment securities gains	-	-	86	515	621
Non-interest income (excluding securities gains/losses)	4,516	3,768	3,930	3,365	3,641
Non-interest expense	10,742	10,684	10,496	12,518	10,246
Acquisition and other non-core charges	-	20	97	2,476	884
Income taxes	1,848	1,864	1,742	838	1,409
Net income	3,852	3,444	3,627	2,028	2,871
Core operating earnings (2)	3,852	3,457	3,690	3,553	3,446
Tax equivalent adjustment (1)	144	146	147	161	170
At Period End
Total assets	$1,478,190	$1,461,082	$1,417,577	$1,399,626	$1,283,911
Earning assets	1,344,189	1,321,024	1,276,425	1,264,326	1,163,699
Loans, including loans held for sale	1,207,582	1,183,436	1,153,566	1,140,885	1,027,418
Allowance for loan losses	13,848	13,673	13,624	13,460	12,749
Deposits	1,081,795	1,069,501	1,071,057	1,046,481	950,586
Stockholders’ equity	154,045	151,216	149,284	147,550	146,136
Stockholders’ equity / assets	10.42%	10.35%	10.53%	10.54%	11.38%
Goodwill	35,084	35,084	35,345	35,356	29,993
Average Balances (3)
Total assets	$1,459,158	$1,429,953	$1,411,434	$1,382,129	$1,235,682
Earning assets	1,316,096	1,290,007	1,275,117	1,246,479	1,143,549
Deposits and interest-bearing liabilities	1,292,046	1,265,623	1,250,513	1,224,350	1,096,645
Loans	1,177,707	1,149,937	1,136,526	1,091,178	982,125
Deposits	1,065,677	1,058,660	1,046,287	1,048,961	921,196
Stockholders’ equity	152,602	150,063	149,332	147,200	134,005
Stockholders’ equity / assets	10.46%	10.49%	10.58%	10.65%	10.84%
Per Common Share Data
Net Income:
Basic	$0.55	$0.49	$0.52	$0.29	$0.43
Diluted	0.54	0.48	0.50	0.28	0.41
Core operating earnings (2)
Basic	$0.55	$0.49	$0.53	$0.53	$0.52
Diluted	0.54	0.48	0.51	0.51	0.50
Dividends	0.24	0.24	0.22	0.22	0.22
Market Value:
High	$28.88	$30.06	$31.44	$30.46	$29.90
Low	25.39	25.56	26.21	25.29	26.00
Close	26.34	27.09	27.43	26.69	26.00
Book Value	21.51	21.31	21.14	20.91	21.11
Shares outstanding, end of period (in thousands)	7,165	7,085	7,060	7,056	7,020
Performance Ratios (annualized)
Tax-equivalent net interest margin (1)	3.84%	3.92%	3.85%	3.87%	3.83%
Return on average assets -- GAAP (4)	1.07%	0.96%	1.03%	0.59%	0.94%
Return on average assets -- Core operating	1.07%	0.97%	1.05%	1.03%	1.13%
Return on average equity -- GAAP	10.24%	9.18%	9.72%	5.51%	8.69%
Return on average equity -- Core operating	10.24%	9.21%	9.88%	9.65%	10.43%
Efficiency ratio (5) -- GAAP	63.30%	64.69%	64.42%	81.78%	71.04%
Efficiency ratio -- Core operating	63.30%	64.57%	63.82%	66.02%	64.91%
Effective tax rate	32.42%	35.12%	32.45%	29.24%	32.92%
Dividend payout ratio (basic)	43.64%	48.98%	42.31%	75.86%	51.16%
(1) Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 35%
(2) See Non-GAAP Disclosure Reconciliation
(3) Average balances do not reflect borrowings to fund discontinued operations
(4) Income from continuing operations divided by assets, excluding assets of discontinued operations
(5) Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains, net and asset sales gains, net.

Selected Quarterly Information
First Defiance Financial Corp.

(dollars in thousands, except per share data)	1st Qtr 2006	4th Qtr 2005	3rd Qtr 2005	2nd Qtr 2005	1st Qtr 2005
Loan Portfolio Composition
One to four family residential real estate	$268,380	$275,497	$272,283	$283,812	$226,283
Construction	18,462	21,173	22,434	24,000	14,861
Commercial real estate	544,342	551,983	524,305	496,599	482,326
Commercial	215,279	171,289	167,990	172,351	160,749
Consumer finance	52,530	55,297	57,018	57,223	51,753
Home equity and improvement	112,927	113,000	111,234	111,291	95,200
Total loans	1,211,920	1,188,239	1,155,264	1,145,276	1,031,172
Less:
Loans in process	7,443	8,782	8,601	10,372	6,170
Deferred loan origination fees	1,265	1,303	1,250	1,243	1,188
Allowance for loan loss	13,848	13,673	13,624	13,460	12,749
Net Loans	$1,189,364	$1,164,481	$1,131,789	$1,120,201	$1,011,065

Allowance for loan loss activity
Beginning allowance	$13,673	$13,624	$13,460	$12,749	$9,956
Provision for loan losses	383	378	368	349	347
Reserve from acquisitions			-	865	2,538
Reclassification between allowance for loan loss and
purchase loan discount on prior quarter acquisition				(376)
Credit loss charge-offs:
One to four family residential real estate	188	150	32	-	-
Commercial real estate	57	25	134	-	67
Commercial	17	55	65	104	43
Consumer finance	95	121	74	100	59
Home equity and improvement	32	25	-	-	-
Total charge-offs	389	376	305	204	169
Total recoveries	181	47	101	77	77
Net charge-offs (recoveries)	208	329	204	127	92
Ending allowance	$13,848	$13,673	$13,624	$13,460	$12,749

Credit Quality
Non-accrual loans	$3,856	$4,952	$6,720	$4,745	$3,142
Loans over 90 days past due and still accruing	-	-	-	-	-
Total non-performing loans (1)	3,856	4,952	6,720	4,745	3,142
Real estate owned (REO)	3,710	404	168	431	488
Total non-performing assets (1)	$7,566	$5,356	$6,888	$5,176	$3,630
Net charge-offs	208	329	204	127	94

Allowance for loan losses / loans	1.15%	1.16%	1.18%	1.18%	1.24%
Allowance for loan losses / non-performing assets	183.03%	255.28%	197.79%	260.05%	351.21%
Allowance for loan losses / non-performing loans	359.13%	276.11%	202.74%	283.67%	405.76%
Non-performing assets / loans plus REO	0.63%	0.45%	0.60%	0.45%	0.35%
Non-performing assets / total assets	0.51%	0.37%	0.49%	0.37%	0.28%
Net charge-offs / average loans (annualized)	0.07%	0.11%	0.07%	0.05%	0.04%

Deposit Balances
Non-interest-bearing demand deposits	$94,515	$103,498	$92,720	$87,172	$76,644
Interest-bearing demand deposits and money market	295,873	276,558	262,544	271,118	270,142
Savings deposits	80,826	82,766	88,994	94,391	85,581
Retail time deposits less than $100,000	437,609	408,384	424,607	412,797	356,763
Retail time deposits greater than $100,000	135,655	161,305	139,752	137,558	125,551
National/Brokered time deposits	37,317	36,990	62,440	43,445	35,905
Total deposits	$1,081,795	$1,069,501	$1,071,057	$1,046,481	$950,586

(1) Non-performing loans consist of non-accrual loans that are contractually past due 90 days or more and loans that are deemed impaired under the criteria of FASB Statement No. 114. Non-performing assets are non-performing loans plus real estate and other assets acquired by foreclosure or deed-in-lieu thereof.